Exhibit 10.1

LICENSE AGREEMENT

Relating to

Encapsulated Cells Producing Viral Particles

and

Encapsulated Cells Expressing Biomolecules

LICENSORS

BAVARIAN NORDIC A/S, reg. no. 16271187,

a company incorporated in Denmark, whose registered office is at Bøgeskovvej 9, DK-3490 Kvistgárd, Denmark

and

GSF • Forschungszentrum für Umwelt u. Gesundhelt GmbH,

Ingolstädter Landstr. 1, D-85764 Neuherberg, Deutschland

and

LICENSEE

Bio Blue Bird AG,

Pflugstr. 7, FL-9490 Vaduz, Liechtenstein

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1	Definitions	3

2	Condition Precedent	6

3	Licence	6

4	Clinical Data	7

5	Royalty Payments	7

6	Intellectual Property	8

7	Representations And Warranties	10

8	Indemnification and Liability	10

9	Term And Termination	11

10	Development and Sales Efforts and Obligations	12

11	Marketing Efforts and Obligations	12

12	Adverse drug events and product recalls	12

13	Confidentiality	13

14	Miscellaneous	14

Annex 1           Licensed Clinical Data

Annex 2          Licensed Patent Rights

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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This Contract is made the [                   ] day of June 2005 between:

(1)	BAVARIAN NORDIC A/S, reg. no. 16271187, a company incorporated in Denmark, whose registered office is at Bøgeskovvej 9, DK-3490 Kvistgárd, Denmark (“BAVARIAN NORDIC”) and

(2)	GSF • Forschungszentrum für Umwelt u. Gesundhelt GmbH, Ingolstädter Landstr. 1, D-85764 Neuherberg, Deutschland (“GSF”) (BAVARIAN NORDIC and GSF jointly referred to as “LICENSORS) and

(3)	Bio Blue Bird AG, Pflugstr. 7, FL-9490 Vaduz, Liechtenstein (“LICENSEE”).

Whereas:

(A)	LICENSORS are co-owners of protective rights related to the encapsulation of cells. The protective rights all relate back to the two Danish applications DK 0740/95 filed on June 27, 1995, and DK 0352/96 filed on March 27, 1996.

(B)	LICENSORS have extensive experience and expertise within research, development, and clinical trials of Technology directed to encapsulated cells producing viral particles and encapsulated cells expressing biomolecules;

(C)	LICENSORS have Licensed Patent Rights and Clinical Data pertaining to technology directed to encapsulated cells producing viral particles and encapsulated cells expressing biomolecules;

(D)	LICENSEE has extensive experience and expertise within research, development, and clinical trials within technology directed to encapsulated cells producing viral particles and encapsulated cells expressing biomolecules;

(E)	LICENSEE and LICENSORS now desire to enter into this Agreement whereby LICENSEE is granted a license to make, have made, obtain market approval, market and sell the Licensed Product in the fields of encapsulated cells producing viral particles and encapsulated cells expressing biomolecules;

It is agreed:

1	Definitions

1.1	The following definitions shall be used for the purposes of interpreting the Agreement and all documents relating thereto except where the context requires otherwise:

1.1.1	"Affiliate" shall mean, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term "controlling" (with correlative meanings for the terms "controlled by" and "under common control with") as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

1.1.2	"Agreement" shall mean this agreement including the Annexes.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.1.3	"Buyer" shall mean a person other than LICENSEE, sub-licensees or its Affiliates who is the first third party to purchase the particular Licensed Product from LICENSEE, sub-licensees or its Affiliates, such as, for instance, the distributor of the Licensed Products. For the avoidance of doubts, Buyer will not necessarily be the end consumer of the Licensed Products.
1.1.4	"Clause" shall mean a Clause within the Agreement.

1.1.5	"Clinical Data" shall mean Bavarian Nordic's proprietary data with respect to Technology directed to encapsulated cells producing viral particles and encapsulated cells expressing biomolecules as listed in Annex 1 attached hereto.

1.1.6	"Commencement Date" shall be the date when the Condition Precedent as stipulated in Clause 2.1 has been fulfilled and this Agreement is signed by all Parties and the inventors mentioned in Clause 2.2.

1.1.7	"Competent Authority" shall mean any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties including the U.S. Food and Drug Administration, the European Commission, The Court of First Instance and the European Court of Justice;
1.1.8	"Confidential Information" shall mean any and all technical or commercial information which is now or at any time hereafter during the term of this Agreement in the possession of either Party or Its Affiliates and is derived from the other Party or its Affiliates which is of a confidential nature or is received in circumstances in which that Party knows or should know that the information is confidential including without limitation, data, know-how, formulae, processes, designs, photographs, drawings, specifications, software programs and samples and any other material bearing or incorporating any such information together with financial and commercial information relating to the business of either Party;

1.1.9	"Field of this Agreement" shall mean the development, manufacture, sale and/or distribution of Licensed Products or other use based on the Licensed Patent Rights and Clinical Data directed to encapsulated cells producing viral particles and encapsulated cells expressing biomolecules.

1.1.10	"First Commercial Sale" shall mean on a country-by-country basis the date of first commercial sale of a Licensed Product by LICENSEE. its Affiliate or sub-licensee in such country after Market Approval, or the successful completion of Phase Ill pivotal trials, to a Buyer.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.1.11	"Force Majeure" shall mean conditions beyond the control of the Parties, including without limitation, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labour strike or lock-out. epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

1.1.12	"Licensed Patent Rights" shall mean the patents and the patent applications listed in Annex 2 attached hereto, together with any extensions, registrations, confirmations, reissues, continuations, continuations in part, divisions, reexamination certificates, revalidations, additions, substitutions, or renewals thereof and any patents or Supplementary Protection Certificates (SPCs) issuing therefrom.

1.1.13	"Licensed Products" shall mean any product which cannot be developed, manufactured, used or sold without infringing one or more Valid Claims under the Licensed Patent Rights in the respective country.

1.1.14	"Net Sales Value" shall mean the invoiced sales of Licensed Product by LICENSEE and its Affiliates and sub-licensees to a Buyer excluding:

(i)	the cost of transportation and insurance;

(ii)	commissions, cash discounts, trade discounts and quantity discounts actually granted to the buyer;

(iii)	allowances or credits actually granted to the buyer on account of settlement of complaints, returns and replacements; and

(iv)	sales taxes (including VAT) and/or taxes, and/or tariff duties directly imposed on sales of the Licensed Product;

(v)	upfront payments by third parties to secure distribution or sales rights.

1.1.15	"Parties" shall mean LICENSEE and LICENSORS.

1.1.16	"Royalty Term" shall mean the period during which royalties are payable by LICENSEE to LICENSORS in accordance with Clause 5.2 below.

1.1.17	"Territory" shall mean all countries in which Licensed Patent Rights exist.

1.1.18	"Valid Claim" shall mean a claim of a published patent application and/or an issued and unexpired patent in a particular country which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental or international agency of competent jurisdiction, and which is unappealable or unappealed within the time allowed for appeal, and which has not been admitted invalid, disclaimed or otherwise abandoned and which would be infringed by LICENSEE (in the absence of the licence granted in this Agreement) in the event of sale of the Licensed Product by LICENSEE in that country.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.2	The interpretation and construction of the Contract shall be subject to the following provisions:

1.2.1	a reference to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or other similar instrument as subsequently amended or re-enacted;

1.2.2	the headings to Clauses are for ease of reference only and shall not affect the interpretation or construction of the Clauses; and

1.2.3	where the context allows, the masculine includes the feminine and the neuter, and the singular includes the plural and vice versa.

1.2.4	where any provision is expressed to be subject to the knowledge of any Party or that Party's Affiliates it will be implied that that knowledge (or absence of knowledge) follows diligent enquiry.

1.2.5	References herein to a Party shall include a reference to that Party's Affiliates unless the context otherwise requires.

2	Condition Precedent

2.1	Withdrawal of Law Suit. Professor Dr. Walter H. Günzburg will withdraw the court action 21 0 14970/04 of Regional Court Munich I in the matter of Prof. Dr. Walter H. Günzburg v. Bavarian Nordic Research Institute A/S and GSF-Forschungszentrum für Umwelt und Gesundheit GmbH immediately after the present agreement has been signed. The LICENSORS will agree to the withdrawal of the court action. Each Party will bear the costs generated on its respective side by and in the course of the law suit; no refund will be made to any of the other Parties. An application with regards to costs will not be filed with the Regional Court Munich I.

2.2	Acknowledgement of Patent Proprietorship. The inventors of the Licensed Patent Rights (Walter H. Günzburg, Brian Salmons, Robert Saller, and Peter Karle) hereby acknowledge that the proprietorship of the inventions covered by the protective rights mentioned in Article (A) above and any patent rights worldwide pertaining thereto belongs to Bavarian Nordic A/S and GSF, also having considered the German Act on Employee's Inventions, and that each assignment executed and signed with respect to said inventions are valid, enforceable, and applicable worldwide.

3	Licence

3.1	License to LICENSEE. Subject to the terms of this Agreement, LICENSORS hereby grant to LICENSEE the non-exclusive irrevocable (except as provided for in clause 9.2) royalty-bearing, licence, with the right to sublicense in accordance with Clause 3.2, under the Licensed Patent Rights to further develop, make, have made (including services under contract for Licensee or sub-licensee, by Contract Manufacturing Organizations, Contract Research Organisations, Consultants, Logistics Companies or others), obtain marketing approval, sell and offer for sale the Licensed Product or otherwise use the Licensed Patent Rights in the Territory within the Field of this Agreement.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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3.2	Sublicense. In the event that LICENSEE grants a sublicense of the rights granted under Clauses 3.1 above:

3.2.1	Within thirty (30) days after entering into the sublicense, LICENSEE shall deliver a copy of such sublicense agreement to BAVARIAN NORDIC on behalf of LICENSORS.
3.2.2	Any sublicense agreement shall (i) be consistent with, and not extend beyond the scope of the terms and conditions of this Agreement, and (ii) require the sub-licensee to agree to comply with all relevant terms and conditions of this Agreement including, without limitation, the obligation to maintain the confidentiality of Confidential Information in accordance with the terms and conditions of Clause 13.1 hereof and the obligations to pay royalties pursuant to Clause 5.1 hereof. This does, however, not exclude LICENSEE from charging a higher royalty rate to sub-licensees than agreed upon in Clause 5.1.

3.2.3	The LICENSEE shall be responsible to the LICENSORS for the amount of the royalty fee agreed upon between the LICENSEE and LICENSORS for royalties due with respect to Net Sales Value of Licensed Products sold by any sub-licensee having a sublicense granted under this agreement as if they were sales by the LICENSEE.
4	Clinical Data
4.1	BAVARIAN NORDIC hereby grants LICENSEE and any sub-licensee, the non-exclusive right to use the Clinical Data (Annex 1) that may be deemed necessary or appropriate in order for LICENSEE or any sub-licensee to develop, make, have made (including services under contract for LICENSEE or sub-licensee, by Contract Manufacturing Organizations, Contract Research Organisations, Consultants, Logistics Companies or others), obtain marketing approval, sell and offer for sale the Licensed Products or otherwise use the Clinical Data pursuant to Clause 3.

5	Royalty Payments

5.1	Royalty. Subject to the terms of this Agreement, LICENSEE shall pay to BAVARIAN NORDIC for the use of a Valid Claim during the Royalty Term on a country-by-country basis, royalties equal to [****************] of Net Sales Value of each Licensed Product sold by LICENSEE and/or its Affiliates and/or its sub-licensees to a buyer. Insofar as more than one Valid Claim is pending in a country this does not affect the amount of royalties (even if three or more Valid Claims are pending the royalties amount to [**] Sales Value of each Licensed Product).

5.2	Royalty Term. LICENSEE's obligation to pay royalties under Clause 5.1 above shall commence on the First Commercial Sale of the Licensed Product in a particular country, and shall continue on a country by country basis until the expiration of the last Valid Claim within the Licensed Patent Rights in such country.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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5.3	Quarterly Payments. All royalties under Clause 5.1 arising from sales by LICENSEE and/or its Affiliates shall be payable on a country-by-country basis and shall be paid quarterly as soon as possible but in any event within thirty (30) days of the end of the relevant calendar quarter. All royalties under Clause 5.1 arising from sales by sub-licensees of LICENSEE shall be payable on a country-by-country basis and shall be paid quarterly as soon as possible but in any event within sixty (60) days of the end of the relevant calendar quarter.

5.4	LICENSEE Royalty Reports. Each royalty payment shall be accompanied by a statement stating the number and type of sold Licensed Products and aggregate gross invoiced price and the calculation of Net Sales Value, by country, of each sale invoiced during the relevant calendar quarter.

5.5	Payment Method. All payments due under this Agreement to LICENSORS shall be made by bank wire transfer in immediately available funds to an account designated by BAVARIAN NORDIC.

5.6	Currency. Royalties under this Agreement shall be calculated in the local currency of each country and converted into EUR and paid in EUR on the basis of the average currency exchange rate for the applicable calendar quarter quoted by the ECB.

5.7	Taxes. LICENSORS shall pay any and all taxes levied on account of payments it receives under this Agreement. All royalty payments under this Agreement shall be excluding VAT, if applicable.

5.8	Records and Inspection. LICENSEE and its Affiliates and sub-licensees shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least five years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such five year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once in each period of twelve months, at reasonable time and on reasonable notice. Any amounts showed to be owed but unpaid shall be paid within thirty (30) days from the accountant's report, plus interest from the original date due. Inspections conducted under this Clause 5.8 shall be at the expense of LICENSORS, unless a variation or error producing an increase exceeding 10% of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by LICENSEE. In case the inspection reveals an overpayment by LICENSEE, the overpayment (plus interest, but minus the costs of the inspection) shall be paid back within thirty (30) days from the accountant's report.

5.9	Interest. Interest shall accrue on sums outstanding after the due date for payment at the rate of 5% (five percent) per annum over ECB base rate from time to time.

6	Intellectual Property

6.1	Ownership. Subject to the licenses granted. under this Agreement, each Party shall continue to own (and/or control) the entire right, title and interest in and to any and all of the inventions, Confidential Information and intellectual property rights owned (and/or controlled) solely by such Party and its employees or agents as of the Commencement Date.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.2	Subject to the licenses granted under this Agreement, LICENSORS shall own the entire right, title and interest in and to any and all of the Licensed Patent Rights and BAVARIAN NORDIC shall own the entire right, title and interest in and to the Clinical Data.

6.3	Patent Prosecution. LICENSORS shall have the sole and exclusive right, except as otherwise provided below, to file, prosecute and maintain any patents with claims covering inventions in the Licensed Patent Rights. LICENSORS shall use good faith, diligent efforts to file, prosecute, and maintain such patents, including Supplementary Protection Certificates ("SPC"), and shall consider the best interest of both LICENSEE and LICENSORS in so doing. If LICENSORS decline to file or prosecute a patent or SPC application or maintain a patent within the Licensed Patent Rights, LICENSORS shall timely, at least three months before any relevant deadline, notify LICENSEE and LICENSEE may thereafter file and prosecute at its expense a patent or SPC application or maintain a patent claiming such invention. LICENSORS shall in such case provide to LICENSEE all necessary assistance, in particular assignment declarations and copies of all relevant patent office correspondence and copies of the relevant patent application and all patent documents. As a result of its maintenance of such patents or filing and or prosecution of such patent or SPC applications (or paying any fees according to this Clause), LICENSEE shall acquire all rights in these patents (including SPCs) and patent applications for that jurisdiction and cease to be obliged to further pay royalties here based on said patents (including SPCs) or patent applications prosecuted or maintained at Its own expense.

6.4	Notification of prosecution. LICENSORS agree to inform LICENSEE Immediately about any essential developments regarding the application proceedings and the status of the Licensed Patent Rights, such as official objections, oppositions and/or issue of patent. In addition, LICENSEE may request information from LICENSORS on these issues twice a year.

6.5	Notification of Infringement. If either Party learns of any infringement or threatened infringement by a third party of the Licensed Patent Rights, such Party shall promptly notify the other Party and shall provide such other Party with all evidence of such infringement in its possession or otherwise available to such Party.

6.6	Enforcement of Licensed Patent Rights. LICENSORS shall have the initial right, but not the obligation, to institute, prosecute and control at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patent Rights. If LICENSORS do not want to institute, prosecute and control at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patent Rights in the Territory, then LICENSEE shall have the right, but not the obligation, to institute, prosecute and control at its own expense and by counsel of its own choice, any action or proceeding with respect to infringement of any Licensed Patent Rights. LICENSORS will have the right to be represented in any action or proceeding brought by LICENSEE by counsel of its own choice and at its own expense. Apart from that, the Party controlling any suit under this Clause 6.6 shall bear all costs and expenses of such suit. All damages or other monies awarded or received in settlement of such suit shall be used to reimburse each Party for all costs and expenses incurred in such infringement action, however, starting with the costs and expenses of the Party controlling the suit. Any additional amounts will be divided between LICENSEE and LICENSORS at a ratio of 66.6% to 33.3%. in case LICENSEE controlled the suit under this Clause 6.6. No settlement, consent, judgment or other voluntary final disposition of such suit may be entered into without the consent of LICENSORS, whose consent shall not be unreasonably withheld.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7	Representations And Warranties

7.1	Each Party warrants to the other that:

7.1.1	it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

7.1.2	it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder;

7.1.3	it has taken all necessary corporate action on its part to authorise the execution and delivery of this Agreement and the performance of its obligations hereunder;

7.1.4	this Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms. All necessary consents, approvals and authorisations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution of this Agreement have been obtained.

7.1.5	the execution and delivery of this Agreement and the performance of such Party's obligations hereunder do not constitute a default or require any consent under any contractual obligation of such Party.

7.2	LICENSORS declare that they are free to make arrangements regarding the Licensed Patent Rights and that - apart from the Munich Proceedings mentioned in Clause 2.1 - they have no knowledge either that third parties have launched attacks against the Licensed Patent Rights or that the Licensed Patents Rights are affected by rights of third parties, in particular in the form of prior use rights or a dependency on intellectual property rights of third parties.

8	Indemnification and Liability

8.1	Indemnification by LICENSEE. LICENSEE hereby agrees to indemnify, hold harmless and defend LICENSORS and its officers, directors and employees against any and all liability, damages, judgments, awards or costs of defence (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) resulting from any claim or claims by third parties solely to the extent that such claim or claims: (a) are based on the material breach of any obligation or representation or warranty by LICENSEE set forth in this Agreement; (b) are based on the gross negligence or willful misconduct of LICENSEE, or any of its employees or agents; or (c) arise out of the possession, storage, transport, manufacture, use, administration, sale, distribution or other disposition of Licensed Product(s) by or on behalf of LICENSEE (other than LICENSORS), provided that such indemnification shall not apply to the extent that any such claim would require indemnification by LICENSORS under Clause 8.2 below.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.2	Indemnification by LICENSORS. LICENSORS hereby agree to indemnify, hold harmless and defend LICENSEE and its officers, directors and employees against any and all liability, damages, judgments, awards or costs of defence (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) resulting from any claim or claims by third parties solely to the extent that such claim or claims: (a) are based on the material breach of any obligation or representation or warranty by LICENSORS set forth in this Agreement; (b) are based on the gross negligence or willful misconduct of LICENSORS, or any of its employees or agents; or (c) arise out of the possession, storage, transport, manufacture, use, administration, sale, distribution or other disposition of Licensed Product(s) by or on behalf of LICENSORS, provided that such indemnification shall not apply to the extent that any such claim would require indemnification by LICENSEE under Clause 8.1 above.

8.3	Indemnification Procedure. A Party seeking indemnification under this Clause (the "Indemnified Party") shall give prompt notice of the claim to the other Party (the "Indemnifying Party") and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under this section, and the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party, if such settlement involves any remedy other than the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defence of any claim for which indemnification is sought under this section.

8.4	Commencing not later than the date of First Commercial Sale of the first Licensed Product, LICENSEE or any sub-licensee shall obtain and carry in full force and effect product liability insurance in amounts, which are reasonable and customary in the pharmaceutical industry for similar products.

9	Term And Termination

9.1	Term and Termination. The Agreement shall commence on the Commencement Date and, save as otherwise provided, continue on a country by country basis until the expiration of the last valid claim of the Licensed Patent Rights. Except for clause 9.2, the parties shall have no right for termination of the Agreement.

9.2	Termination for Cause. In addition to any other rights a Party may have at law, upon a material breach of this Agreement by a Party, the non-breaching Party shall have the right to provide written notice describing such breach and stating its intention to terminate this Agreement if such breach is not cured. If the breaching Party does not cure the breach within forty five (45) days of receipt of such notice, then the non-breaching Party will have the right, by written notice provided within forty five (45) days thereafter, to terminate this Agreement and all licenses or sublicenses granted by the non-breaching Party to the breaching Party.

9.3	Effect of Termination.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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9.3.1	In the event of termination or expiry of this Agreement, the following provisions (Clauses) of this Agreement shall survive (2.2, 8, 9.3, 13.1, 14.1).

9.3.2	In the event of termination of this Agreement, LICENSEE or its respective Affiliates or sub-licensees, as the case may be, shall cease immediately to use, make, have made, and sell Licensed Products after a 3-month phase-out period, if not agreed otherwise between the Parties, in which LICENSEE, its respective Affiliates or its sub-licensees are permitted to sell the Licensed Products on stock; and both parties shall to the extent possible return to the other party all Licensed Patent Rights, Clinical Data and destroy or return all Confidential Information, without delay at their own cost and expense.

10	Development Efforts and Obligations

10.1	Development Efforts. LICENSEE, or its respective Affiliates or sub-licensees, as the case may be, shall devote all reasonable efforts to develop the Licensed Product as promptly as possible. LICENSEE shall, on a current basis, provide BAVARIAN NORDIC on behalf of LICENSORS with information on the following activities regarding its development and sale of the Licensed Product in the Territory:

-filing an investigational new drug application (IND).

- start of a Phase Ill clinical study.

-first Product Approval in US.

- first Product Approval in Europe.

- first Product Approval in Japan.

- Market Authorization in the US, Europe and/or Japan.

10.2	LICENSEE or its respective Affiliates or sub-licensees, as the case may be, shall conduct all human clinical trials with Licensed Products in accordance with applicable international standards (ICH/GCP) and local regulations. LICENSEE agrees, subject to regulatory guidelines and restrictions, to provide LICENSORS with a summary of the results of clinical study protocols regarding human clinical trials involving Licensed Products, at the end of the Phase III clinical trials.

11	Marketing Efforts and Obligations

11.1	Marketing Efforts. LICENSEE, or its respective Affiliates or sub-licensees, as the case may be, shall devote all reasonable efforts to commence manufacturing and commercialising the Licensed Product as promptly as possible.

12	Adverse drug events and product recalls

12.1	LICENSEE or its respective Affiliates or sub-licensees, as the case may be, shall be responsible for conducting any recall of defective Licensed Products marketed by them within the Territory. LICENSORS shall co-operate with and give all reasonable assistance to LICENSEE in conducting any such recall, at LICENSEE's expense.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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13	Confidentiality

13.1	Confidentiality Obligation. During the term of this Agreement, and for two (2) years thereafter, each Party shall maintain in confidence any and all Confidential Information disclosed to it by the other Party pursuant to the activities under this Agreement. The Clinical Data shall, however, be maintained by LICENSEE in confidence for as long as the pertinent legal provisions allow. Each Party further agrees that it shall not use for any purpose other than the purposes expressly contemplated under this Agreement and shall not disclose to any third party the Confidential Information of the other Party, except that either Party may disclose Confidential Information under a similar obligation of confidentiality and non-use and on a need-to-know basis to its directors, officers, employees, consultants, or agents.

13.2	Exceptions. The obligations of confidentiality and non-use contained in Clause 13.1 above shall not apply to any Information to the extent that it can be established by the Party receiving the Confidential Information (the "Receiving Party") that such Confidential Information:

13.2.1	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

13.2.2	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

13.2.3	became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party through no fault attributable to the Receiving Party;

13.2.4	was disclosed to the Receiving Party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

13.2.6	was independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the disclosing Party.

13.3	Authorized Disclosure. Notwithstanding the limitations in Clause 13.1, each Party may disclose Confidential Information belonging to the other Party (or otherwise subject to this Clause 13.3), to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:

13.3.1	regulatory and tax filings;

13.3.2	prosecuting or defending litigation;

13.3.3	complying with applicable governmental laws or regulations or valid court orders;

13.3.4	disclosure to Affiliates, sub-licensees, agents or other contractors (including Contract Manufacturing Organizations, Contract Research Organisations, Consultants, Logistics Companies or others) as needed in furtherance of a Party's obligations or rights under this Agreement; provided, however, that prior to any disclosure, the disclosee must have agreed to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Clause 13.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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13.4	Press Releases and Other Disclosures. Except as required by law or in accordance with this Clause 13.4, neither Party shall have the right to make any public announcements or other disclosures concerning the terms or performance of the Agreement without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties agree that (a) each Party may disclose this Agreement in confidence to its attorneys, accountants and other professional advisors and to existing or potential investors, licensees, acquirers or merger partners, provided that, with respect to the latter group, such Party obtains agreement of such recipient to maintain such disclosed information in confidence; (b) each Party may disclose the existence of this Agreement to third parties, and (c) each Party may desire or be required to issue press releases relating to activities under this Agreement, and the Parties agree to consult with each other reasonably and in good faith with respect to the text of such press releases (under this subsection (c)) prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases. All such public disclosures with respect to this Agreement must be accurate and comply with applicable law and regulations. In the event of a required or desired public announcement, such Party shall provide the other Party with a reasonable opportunity to review and comment on the content of such announcement prior to its being made. In the event that either Party files a copy of this Agreement according to existing stock exchange rules, such Party shall use reasonable efforts to obtain confidential treatment of economic and trade secret information to the maximum extent permitted.

14	Miscellaneous

14.1	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with German Law (however, the conflicts of law provisions being excluded) at the exclusive jurisdiction of the Courts in Munich, Germany.

14.2	Entire Agreement. This Agreement and the Annexes constitute the entire, final and complete agreement and understanding between the Parties, and replace and supersede all prior discussions and agreements between them, with respect to the Licensed Product. No amendment, modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

14.3	Most favoured status. LICENSORS undertake to allow LICENSEE the same conditions as those in license agreements with other licensees of the Licensed Patent Rights with respect to lower royalty obligations than three (3) percent in combination with zero milestone payments. For the avoidance of doubts, this favoured status clause does not apply if LICENSORS provide such other licensees with lower royalty obligations in combination with reasonable milestone payments.

14.4	Successors and Assigns. This Agreement shall be binding upon each of the Parties, their successors and assigns. LICENSORS undertake to impose the obligations under this Agreement upon any legal successors to which the Licensed Patent Rights may be assigned. Except as otherwise expressly provided for in this Agreement, either Party shall not be entitled to assign any rights hereunder to any party without the prior written consent of the other Party, except that, a Party may assign this Agreement to its successor in interest pursuant to a merger, acquisition or sale of all or substantially all of its assets.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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14.5	Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly provides notice of the prevention to the other Party. If the Force Majeure in question prevails for a continuous period in excess of 3 [three] months, the parties shall enter into bona fide discussions with a view to agreeing upon such alternative arrangements as may be fair and reasonable. If the Parties cannot agree such alternative arrangements then either Party shall be entitled to terminate this Agreement immediately by written notice.

14.6	Notices. Except as otherwise expressly provided within the Agreement, no notice or other communication from one Party to the other shall have any validity under the Agreement unless made in writing by or on behalf of the Party concerned. This written form requirement also applies to its surrender.

14.7	Any notice or other communication which is to be given by either Party to the other shall be given by letter, or by facsimile transmission or electronic mail confirmed by letter. Such letters shall be delivered by hand or sent prepaid by first class post, addressed to the other Party, with receipted recorded delivery. If the other Party does not acknowledge receipt of any such letter, facsimile transmission or item of electronic mail, and the relevant letter is not returned as undelivered, the notice or communication shall be deemed to have been given at the day of signature of the receipt of recorded delivery.

Notices to:

To LICENSORS:	Bavarian Nordic A/S Bøgeskovvej 9 DK-3490 Kvistgárd Denmark Attn: Director of Intellectual Property Rights

With copies to:	Bavarian Nordic GmbH Patent Department Fraunhoferstraβe 13 D-82 152 Martinsried Germany	and	GSF- Forschungszentrum für Umwelt und Gesundheit, GmbH Legal Department Ingolstädter Landstrasse 1 86764 Neuherberg Germany

To LICENSEE:	Bio Blue Bird AG Pflugstr. 7 FL-9490 Vaduz Liechtenstein Attn: Dr. Gerold Hoop

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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With copies to:	Prof. Dr. Walter Günzburgr Weyprechtgasse 10, A-2340 Mödiing Austria

14.8	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.9	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.10	No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.11	Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent or joint venture between the Parties.

14.12	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

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We have read, understood, and consented to the status of ownership, i.e., BAVARIAN NORDIC and GSF, and hereby formally confirm that we do not have ownership to the Licensed Patent Rights referred to in Annex 2 of this Agreement. We therefore also acknowledge the statement specifically made in Clause 2.2 and confirm that, after having thoroughly read this statement, we understand that we are hereby estopped from making further claims to ownership of the referenced inventions.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

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Annex 2

Internal Ref. No. / Owner(s)	Title	Priority No. / Application No. and Appl. Dates	Publication No.	Applications	Patents
BN 6 BN/GSF	Encapsulated cells producing retroviral particles	DK 19950000740 WO1996EP02748 24.06.1996	WO9701357	CA 2,222,559 HK 98110992.0 JP 504165/97 NO 975813	AU 708273 BY 6376 **CN 96195050** CZ 286979 EP 0 835 137 AT-BE-CH- DE-DK-ES-FI- FR-GB-GR-IE- IT-LI-LU-MC- NL-PT-SE AL-LT-LV-SI EP-Validation suspended IL 122119 **KR 484883** NZ 312671 PL185338 RU 2187301 UA 65525 US 6,776,985
BN 10 BN/GSF	Cytochrome P450 transducing retroviral vectors	DK19960000352 WO1997EP01585 27.03.1997	WO9735994	CA 2,250,173	AU 713382 CZ 228074 EP 0 892 852 AT-BE-CH- DE-DK-ES-FI- FR-GB-GR-IE- IT-LI-LU-MC- NL-PT-SE AL-LT-LV- RO-SI EP-Validation suspended

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

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*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

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